Exhibit 3

Denison Mines Corp.

Atrium on Bay, 595 Bay Street, Suite 402

Toronto, ON M5G 2C2

Ph. 416-979-1991 • Fx. 416-979-5893 • www.denisonmines.com

PRESS RELEASE

DRILLING AT WHEELER RIVER INTERSECTS 25.8% eU3O8 OVER 4.9 METRES

AND EXPANDS PHOENIX ZONE A DEPOSIT

Toronto, ON – February 28, 2012… Denison Mines Corp. (TSX:DML) (NYSE AMEX:DNN) (“Denison” or the “Company”) is pleased to report results from the first 11 drill holes of the 2012 winter drill program on its 60% owned Wheeler River property in Saskatchewan. Significant results included drill hole WR-435 which returned 25.8% eU3O8 over 4.9 metres and WR-437 which intersected 3.7 metres grading 27.0% eU3O8, both of which were in Zone A of the Phoenix Deposits.

Phoenix Zone A

As follow-up to mineralized holes WR-401 (38.5% eU3O8 over 8.4 metres) and WR-404 (3.5 metres grading 4.17% U3O8) from Denison’s 2011 summer drilling program, drilling this winter has successfully delineated an east-west mineralized extension diverging from the regional northeasterly strike of Phoenix Zone A.

Drill holes WR-435 and WR-437 tested the continuity along strike of the high grade intersections in WR-401 and WR-404 and were drilled approximately 15 and 30 metres respectively to the northeast of WR-404. WR-433 was drilled approximately 30 metres to the southwest and deviated from its proposed target, and consequently did not encounter any significant mineralization. Further drilling will be conducted in this area to test the strike extension to the southwest and for width to the northwest. This also opens more potential target areas along the western flank of Zone A.

The results from the first 11 holes of the 2012 winter program are shown below:

Hole Number	Zone	Depth From (m)	Depth To (m)	Interval Thickness (m)	Grade (%eU3O8)	GT Grade X Thickness
WR-432	A	NO SIGNIFICANT RESULTS
WR-433	A	NO SIGNIFICANT RESULTS
WR-434	A	NO SIGNIFICANT RESULTS
WR-435*	A	410.1	415.0	4.9	25.8	126.3
WR-436	A	NO SIGNIFICANT RESULTS
WR-437*	A	409.2	412.9	3.7	27.0	100.0
WR-438*	A	407.9	408.9	1.0	4.2	4.2
WR-439	A	NO SIGNIFICANT RESULTS
WR-440	A	NO SIGNIFICANT RESULTS
WR-441	A	NO SIGNIFICANT RESULTS
WR-442	A	NO SIGNIFICANT RESULTS

*	1.0% eU3O8 cut-off grade

The foregoing drill results are calculated using down hole geophysical probes which measure natural gamma radiation, from which an indirect estimate of uranium content can be made. The result is referred to as “eU3O8” for “equivalent U3O8”.

Drill hole WR-438 was drilled to test for an extension of mineralization to the northeast of WR-249 (1.72% U3O8 over 1.4 metres). The mineralization is similar in thickness and magnitude to those holes that initially tested and eventually led to the discovery of the Zone A Extension. Further drilling is planned to fully understand the significance of this mineralization.

Drill holes WR-432 and WR-439 were drilled 15.0 and 25.0 meters respectively to the south of the Zone A Extension. Although the geology and structure continue, further drilling is required to define the limits of mineralization.

Drill holes WR-434, WR-436 and WR-441 were all drilled along the eastern margin of Zone A, which have similar geochemical and structural signatures to that of Zone A Extension. Although inferred cross structures were encountered, no significant mineralization was intersected in these holes.

Drill hole WR-440 was a re-drill of drill hole WR-190A which was drilled in 2003 to test the WS conductive trend. WR-190A was lost prior to reaching the unconformity due to bad ground conditions. Based on projected structural information and the initial EM signature, it was thought a possible parallel conductor to the Phoenix (WS) conductor may lie in this area. Although no mineralization or parallel conductor was intersected in WR-440, significant sandstone alteration and structures indicate that another conductor may lie further to the east requiring future follow up.

Drilling with two drills is continuing with a plan to drill an additional 6,000 to 8,000 metres during this 2012 winter program.

The Phoenix deposits are located on the Wheeler River property which lies between the McArthur River Mine and Key Lake mill complex in the Athabasca Basin in Saskatchewan. Denison is the operator and holds a 60% interest in the Wheeler River property. Cameco Corporation holds a 30% interest and JCU (Canada) Exploration Company, Limited holds the remaining 10% interest. All previous and current drill results from Phoenix have been tabulated and are presented on our website at www.denisonmines.com.

The technical information contained in this press release related to the above described exploration activities has been prepared and verified by Lawson Forand P. Geo., Denison’s, Exploration Manager, Saskatchewan who is a qualified person as defined by NI 43-101. For a description of the quality assurance program and quality control measures applied by Denison, please see Denison’s Annual Information Form dated March 28, 2011 filed under the Company’s profile on the SEDAR website.

About Denison

Denison Mines Corp. is an intermediate uranium producer with production in the U.S., combined with a diversified development portfolio of projects in the U.S., Canada, Zambia and Mongolia. Denison’s assets include its 100% ownership of the White Mesa mill in Utah and its 22.5% ownership of the McClean Lake mill in Saskatchewan. The Company also produces vanadium as a co-product from some of its mines in Colorado and Utah. Denison owns interests in world-class exploration projects in the Athabasca Basin in Saskatchewan, including its flagship project at Wheeler River, and in the southwestern United States, Mongolia and Zambia. Denison is the manager of Uranium Participation Corporation (TSX-U), a publicly traded company which invests in uranium in concentrates and uranium hexafluoride.

For more information, please contact

Ron Hochstein	(416) 979-1991 Extension 232
President and Chief Executive Officer

Jim Anderson	(416) 979-1991 Extension 372
Executive Vice President and CFO

Cautionary Statements Regarding Forward Looking Information

Certain information contained in this press release constitutes “forward-looking information”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation concerning the business, operations and financial performance and condition of Denison.

Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur”, “be achieved” or “has the potential to”.

Forward looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Denison to be materially different from those expressed or implied by such forward-looking statements. Denison believes that the expectations reflected in this forward-looking information are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking information included in this press release should not be unduly relied upon. This information speaks only as of the date of this press release. In particular, this press release may contain forward-looking information pertaining to the following: the estimates of Denison’s mineral reserves and mineral resources; estimates regarding Denison’s uranium and vanadium production levels and sales volumes; capital expenditure programs, estimated production costs, exploration and development expenditures and reclamation costs; expectations of market prices and costs; supply and demand for uranium and vanadium; possible impacts of litigation and regulatory actions on Denison; exploration, development and expansion plans and objectives; Denison’s expectations regarding raising capital and adding to its mineral reserves and resources through acquisitions and development; and receipt of regulatory approvals, permits and licences and treatment under governmental regulatory regimes.

There can be no assurance that such statements will prove to be accurate, as Denison’s actual results and future events could differ materially from those anticipated in this forward-looking information as a result of those factors discussed in or referred to under the heading “Risk Factors” in Denison’s Annual Information Form dated March 28, 2011, available at http://www.sedar.com, and in its Form 40-F available at http://www.sec.gov, as well as the following: global financial conditions, the market price of Denison’s securities, volatility in market prices for uranium and vanadium; ability to access capital, changes in foreign currency exchange rates and interest rates; liabilities inherent in mining operations; uncertainties associated with estimating mineral reserves and resources and production; uncertainty as to reclamation and decommissioning liabilities; failure to obtain industry partner and other third party consents and approvals, when required; delays in obtaining permits and licenses for development properties; competition for, among other things, capital, acquisitions of mineral reserves, undeveloped lands and skilled personnel; public resistance to the expansion of nuclear energy and uranium mining; uranium industry competition and international trade restrictions; incorrect assessments of the value of acquisitions; geological, technical and processing problems; the ability of Denison to meet its obligations to its creditors; actions taken by regulatory authorities with respect to mining activities; the potential influence of or reliance upon its business partners, and the adequacy of insurance coverage.

Accordingly, readers should not place undue reliance on forward-looking statements. These factors are not, and should not be construed as being, exhaustive. Statements relating to “mineral reserves” or “mineral resources” are deemed to be forward-looking information, as they involve the implied assessment, based on certain estimates and assumptions that the mineral reserves and mineral resources described can be profitably produced in the future. The forward-looking information contained in this press release is expressly qualified by this cautionary statement. Denison does not undertake any obligation to publicly update or revise any forward-looking information after the date of this press release to conform such information to actual results or to changes in Denison’s expectations except as otherwise required by applicable legislation.

DENISON MINES
DENISON MINES CORP.
WHEELER RIVER PROPERTY
PHOENIX URANIUM DISCOVERY
Denison 60% Cameco 30% JCU 10%
• Only the highest grade intersections are shown where drill holes have more than one mineralized interval.
• Reported winter results using downhole probe equivalent grade.
• This map shows the latest results of drilling for the 2012 winter program in large font. Please refer to Denison's website for all prior results.
• Grade x Thickness contours based on results to hole WR-442 of the winter program.
• To accompany press release dated Feb. 28, 2012
WR-437
27.02%eU₃O₈/3.7m
WR-435
25.77%eU₃O₈/4.9m
WR-404
4.17%U₃O₈/3.5m
WR-401
38.5%eU₃O₈/8.4m
WR-249
1.72%U₃O₈/1.4m
WR-438
4.19%eU₃O₈/1.0m
WR-433
WR-442
WR-441
WR-432
WR-434
WR-436
WR-440
ZONE A
Uranium Intersection
Reference Intersection
Unconformity pierce points of currently reported no-grade holes drill hole collar and trace
pelite
graphitic pelite
garnetiferous pelite
semipelite
quartzite
WS thrust fault
WS hangingwall fault
cross fault
398.107
158.489
63.096
25.000
10.000
3.981
1.585
0.631
0.251
0.100
0.040
0.016
0.006
0.003
0.001
0.000
grade*thickness
(%U₃O₈(%eU₃O₈)*m)
0
200m